Exhibit 10.1
ASCEND WELLNESS HOLDINGS, INC.
2021 Stock Incentive Plan

Non-Plan Restricted Stock Unit Agreement
THIS NON-PLAN RESTRICTED STOCK UNIT AGREEMENT is made as of this 8th day of August, 2023 (the “Grant Date”) by and between the Company and John Hartmann (“Participant”).
All capitalized terms in this Agreement shall have the meaning assigned to them in the Ascend Wellness Holdings, Inc. 2021 Stock Incentive Plan (attached hereto as Exhibit I, the “Plan”), except where otherwise defined in Section 8.
The Company and the Participant hereby acknowledge and agree that those provisions of the Employment Agreement relating to the issuance of the 4,000,000 RSUs (as defined below) under the Plan are superceded and replaced hereby. Although the RSUs are not granted under the Plan or any other equity plan of the Company, for purposes of giving this award meaning and interpreting its terms, the RSUs will be subject to the terms and conditions set forth in the Plan as if the RSUs were a restricted stock unit granted under the Plan provided that, for the avoidance of doubt, Shares subject to the RSUs shall not reduce and shall have no impact on the number of shares available for grant under the Plan.
1.Grant of RSUs. The Company hereby grants to the Participant, as of the Grant Date, 4,000,000 of restricted stock units (the “RSUs”). Each RSU represents the right to receive a Share of the Company.
2.Stockholder Rights. Prior to the issuance of Shares with respect to RSUs, the RSUs shall not have ownership or rights of ownership of any Shares underlying the RSUs. The RSUs may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void. Notwithstanding the foregoing, the Participant shall accumulate an unvested right to dividend equivalent amounts on the RSUs if cash dividends are declared on the underlying Shares on or after the Grant Date. Each time a dividend is paid on Shares, the Participant shall accrue an amount equal to the amount of the dividend payable on the Participant’s RSUs as if they were Shares on the dividend record date. The accrued amounts shall be subject to the same vesting, forfeiture and share delivery terms in Section 3 herein as if they had been awarded on the Grant Date. The Participant shall not be entitled to amounts with respect to dividends declared prior to the Grant Date. All dividend amounts accumulated with respect to forfeited RSUs shall also be irrevocably forfeited.
3.Vesting and Forfeiture of the RSUs. The RSUs will vest on the schedule set forth in Section 4(c) of the Employment Agreement with regard to the Performance-Based Initial RSUs (as defined in the Employment Agreement), or to the extent otherwise provided in either Section 4(d) or Section 5(d), of the Employment Agreement. For purposes of this Agreement, the vesting commencement date of the RSUs shall be May 19, 2023. Upon the Participant’s separation from Service, any remaining unvested RSUs shall cease vesting immediately, and shall be irrevocably forfeited unless vesting is accelerated under the Employment Agreement.
4.Taxes. The Participant is liable for any federal, state and local income or other taxes (“Tax-Related Items”) upon the receipt of the RSUs, the lapse of restrictions relating to the RSUs or the subsequent disposition of any of the RSUs, and the Participant acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. Upon vesting of the RSUs, the Participant shall promptly pay to the Company in cash, and/or the Company may withhold from the Employee’s compensation, all applicable taxes required by the Company to be withheld or collected upon such vesting. Absent a timely election of a withholding method, all withholding shall be accomplished by withholding of Shares that would otherwise be released upon vesting having a Fair Market Value equal to the required withholding amounts for Tax-Related Items.
5.General Provisions.
(a)Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to that State’s choice-of-law or conflict-of-law rules.
(b)Agreement is Entire Contract. The Plan and the Employment Agreement are hereby incorporated by reference. This Agreement (and any addendum hereto), the Plan, and the Employment Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. Unless otherwise outlined in the Employment Agreement, to the extent there is a conflict between the terms of this Agreement, the terms of the Plan, or the Terms of the Employment Agreement, the terms of the Plan shall prevail. All decisions of the Committee with respect to any question or issue arising under the Plan, the Employment Agreement, or this Agreement shall be binding on all persons having an interest in the RSUs.
(c)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
(d)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Participant, Participant’s permitted assigns and the legal representatives, heirs and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.
(e)Consultation with Professional Tax and Investment Advisors. Participant acknowledges that the grant, issuance, vesting or any payment with respect to any RSUs, and the sale or other taxable disposition of the RSUs, may have tax consequences pursuant to the Code or under local, state or international tax laws. Participant further acknowledges that he or she is relying solely and exclusively on his or her own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees, agents or representatives). Finally, Participant understands and agrees that any and all tax consequences resulting from the RSUs and their grant, issuance, vesting or any payment with respect thereto, and the sale or other taxable disposition of the RSUs, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees, agents or representatives will pay or reimburse Participant for such taxes or other items.
6.Definitions. The following definitions shall be in effect under the Agreement:
(a)Agreement shall mean this Non-Plan Restricted Stock Unit Agreement.
(b)Change in Control shall mean the consummation, after the Commencement Date, of (i) the sale of all or substantially all of the Company’s assets or at least a majority of voting power of the capital stock of the Company, (ii) any liquidation, dissolution or winding up of the Company, or (iii) the merger or consolidation of the Company with or into another entity, except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity, as applicable; provided, however, that no event described in the foregoing clauses (i), (ii) and (iii) shall constitute a Change of Control Event for purposes of this Agreement unless it satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii).
(c)Employment Agreement shall mean the employment agreement executed between the Company and Participant on May 15, 2023 (attached hereto as Exhibit II).
(d)Grant Date shall mean the date of grant of the RSUs as specified in the introductory paragraph of this Agreement.
(e)Service shall mean Participant’s performance of services for the Company (or any Affiliate) in the capacity of an employee, a member of the Board, a consultant, independent contractor or an advisor.
Remainder of Page Left Blank Intentionally

ASCEND WELLNESS HOLDINGS, INC.:
By:	/s/ Daniel Neville
Name:	Daniel Neville
Title:	Chief Financial Officer

PARTICIPANT:
Signature:	/s/ John Hartmann
Printed Name:	John Hartmann

Exhibit I to Restricted Stock Unit Agreement

2021 Stock Incentive Plan and 1st Amendment

ASCEND WELLNESS HOLDINGS, INC.
2021 STOCK INCENTIVE PLAN
Section 1.    Purpose
The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors, independent contractors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through stock-based awards and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.
Section 2.    Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a)    “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company.
(b)    “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Dividend Equivalent granted under the Plan.
(c)    “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 10(b).
(d)    “Board” shall mean the Board of Directors of the Company.
(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
(f)    “Committee” means a committee or subcommittee of the Board appointed from time to time by the Board. Notwithstanding the foregoing, if, and to the extent that no Committee exists which has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.
(g)    “Company” shall mean Ascend Wellness Holdings, Inc., a corporation incorporated under the laws of Delaware and any successor corporation.
(h)    “CSE” means the Canadian Securities Exchange.

(i)    “Director” shall mean a member of the Board.
(j)    “Dividend Equivalent” shall mean any right granted under Section 6(b) of the Plan.
(k)    “Eligible Person” shall mean any employee, officer, non-employee Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate, or any such person to whom an offer of employment or engagement with the Company or any Affiliate is extended. An Eligible Person must be a natural person and any consultants or advisors must not be engaged in connection with the offer or sale of securities in a capital-raising transaction, or to directly or indirectly promote or maintain a market for the Company’s securities.
(l)    “Fair Market Value” with respect to one Share as of any date shall mean (a) if the Shares are listed on the CSE or any established stock exchange, the price of one Share at the close of the regular trading session of such market or exchange on the last trading day prior to such date, and if no sale of Shares shall have occurred on such date, on the next preceding date on which there was a sale of Shares. Notwithstanding the foregoing, in the event that the Shares are listed on the CSE, for the purposes of establishing the exercise price of any Options, the Fair Market Value shall not be lower than the greater of the closing market price of the Shares on the CSE on (i) the trading day prior to the date of grant of the Options, and (ii) the date of grant of the Options; (b) if the Shares are not so listed on the CSE or any established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Markets, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a Share; or (c) if the Shares are not publicly traded as of such date, the per share value of one Share, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.
(m)    “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.
(n)    “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
(o)    “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option to purchase Shares of the Company.
(p)    “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(q)    “Plan” shall mean the Ascend Wellness Holdings, Inc. 2021 Stock Incentive Plan, as amended from time to time.
(r)    “Prior Equity Plan” shall mean current equity incentive plan of the Company, as amended from time to time.
(s)    “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.
(t)    “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date, provided that in the case of Participants who are liable to taxation under the Tax Act in respect of amounts payable under this Plan, that such date shall not be later than December 31 of the third calendar year following the year services were performed in respect of the corresponding Restricted Stock Unit awarded.
(u)    “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.
(v)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(w)    “Share” or “Shares” shall mean shares or common shares in the capital of the Company (or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan), provided that such class is listed on a securities exchange.
(x)    “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.
(y)    “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
(z)    “Tax Act” means the Income Tax Act (Canada).
(aa)    “U.S. Award Holder” shall mean any holder of an Award who is a “U.S. person” (as defined in Rule 902(k) of Regulation S under the Securities Act) or who is holding or exercising Awards in the United States.

Section 3.    Administration
(a)    Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Sections 6 and 7; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations of Sections 6 and 7; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (but excluding promissory notes), or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A; (ix) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and sub-plans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b)    Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers or directors of the Company or (ii) in such a manner as would contravene stock exchange rules, applicable law or applicable exchange rules.
(c)    Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise all the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of applicable securities laws; and only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.
(d)    Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.
Section 4.    Shares Available for Awards
(a)    Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 10% of the number of Shares issued and outstanding as of the date of shareholder approval of this Plan. The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan and the Prior Equity Plan in accordance with the Share counting rules described in Section 4(b) below. On and after shareholder approval of this Plan, no awards shall be granted under the Prior Equity Plan, but all outstanding awards previously granted under the Prior Equity Plan shall remain outstanding and subject to the terms of the Prior Equity Plan. For avoidance of doubt, the maximum number of Shares available for grants of Incentive Stock Options under the Plan is limited to 10% of issued and outstanding Shares as of the date of shareholder approval of this Plan.

(b)    Counting Shares. For the purposes of this Section 4 if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.
(i)    Shares Added Back to Reserve. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan. In addition, any Shares subject to any outstanding award under the Prior Equity Plan that, on and after the date shareholders approve the Plan, are not purchased or are forfeited, paid in cash or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award shall again be available for granting Awards under the Plan.
(ii)    Cash-Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.
(iii)    Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.
(c)    Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award, and (iv) the limitation contained in Section 4(d) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.
(d)    Additional Award Limitations. If, and so long as, the Company is listed on the CSE, the aggregate number of Shares issued or issuable to persons providing Investor Relations Activities (as defined in CSE policies) as compensation within a one-year period, shall not exceed 1% of the total number of Shares then outstanding.
Section 5.    Eligibility
Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Person's relationship or employment with the Company. Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment by the Company to the Participant.
Section 6.    Awards
(a)    Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)    Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.
(ii)    Option Term. The term of each Option shall be fixed by the Committee at the date of grant but shall not be longer than 10 years from the date of grant. Notwithstanding the foregoing, in the event that the expiry date of an Option held by a non-U.S. Award Holder falls within a trading blackout period imposed by the Company (a “Blackout Period”), and neither the Company nor the individual in possession of the Options is subject to a cease trade order in respect of the Company’s securities, then the expiry date of such Option shall be automatically extended to the 10th business day following the end of the Blackout Period.
(iii)    Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised within the Option term either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares having a Fair Market Value on the exercise date equal to the applicable exercise price or a combination thereof, as determined by the Committee.
(A)    Promissory Notes. Notwithstanding the foregoing, the Committee may not permit payment of the exercise price, either in whole or in part, with a promissory note.
(B)    Net Exercises. The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.

(iv)    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:
(A)    To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).
(B)    All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.
(C)    Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than ten (10) years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five (5) years from the date of grant.
(D)    The purchase price per Share for an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.
(E)    Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.
(F)    An Incentive Stock Option may be exercised during the Participant’s lifetime only by the Participant. An Incentive Stock Option may not be transferred, assigned, or pledged by the Participant except by will or the laws of descent and distribution.
(b)    Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that, subject to applicable law and stock exchange rules, the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the term limitation in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
(c)    Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)    Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. For purposes of clarity and without limiting the Committee’s general authority under Section 3(a), vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a specified period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service-based and performance-based conditions. Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).
(ii)    Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock, which may include lock-up restrictions. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.
(iii)    Forfeiture. Except as otherwise determined by the Committee or as provided in an Award Agreement, upon a Participant’s termination of employment or service or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by such Participant at such time shall be forfeited and reacquired by the Company for cancellation at no cost to the Company; provided, however, that the Committee may waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.
(d)    Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options and Stock Appreciation Rights and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying Restricted Stock or Restricted Stock Unit Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied, waived or lapsed.
(e)    General.
(i)    Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.
(ii)    Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(iii)    Limits on Transfer of Awards. No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Committee may permit the transfer of an Award to family members if such transfer is for no value and in accordance with the rules of Form S-8. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.
(iv)    Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(v)    Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change in control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control event, disability or separation from service meet the definition of a change in control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.
(vi)    Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price.
(vii)    Undisclosed Information. The Committee may not set Award exercise prices or other prices at which Shares may be issued on the basis of market prices that do not reflect information known to management that has not been disclosed, except where the Award or issuance relates directly to the undisclosed event and the grantee or recipient of the Shares is not an employee or insider of the Company at the time of grant or issue, in compliance with, and subject to any change in, CSE policies.
Section 7.    Amendment and Termination; Corrections
(a)    Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided, however, that no amendment to the terms of any previously granted Award may, (except as expressly provided in the Plan) materially and adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange, and any such amendment, alteration, suspension, discontinuation or termination of an Award is in compliance with CSE policies. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company in order to:
(i)    correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan;
(ii)    amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;
(iii)    make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to maximize any available tax deduction or to avoid any adverse tax results, and no action taken to comply with such laws, rules, regulations and policies shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof);
(iv)    amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan; or
(v)    make any other amendment, whether fundamental or otherwise, not requiring shareholders’ approval under CSE policies, applicable securities laws, the rules or regulations of the Securities and Exchange Commission or any other securities exchange that are applicable to the Company.
For greater certainty, prior approval of the shareholders of the Company shall be required for any amendment to the Plan or an Award that would:
(I)    require shareholder approval under CSE policies, applicable securities laws, the rules or regulations of the Securities and Exchange Commission or any other securities exchange that are applicable to the Company;

(II)    increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;
(III)    permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6 of the Plan;
(IV)    permit the award of Options or Stock Appreciation Rights at a price less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan;
(V)    increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a) and Section 6(b) or extend the terms of any Options beyond their original expiry date; or
(VI)    amend this Section 7(a);
(b)    Corporate Transactions. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter the rights of any holder of an Award or beneficiary thereof:
(i)    either (A) termination of any Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii)    that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)    that the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or
(iv)    that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.
Section 8.    Income Tax Withholding
In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. Without limiting the foregoing, for avoidance of doubt, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any limitations required by ASC Topic 718 to avoid adverse accounting treatment); (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (c) by any other means set forth in the applicable Award Agreement.
Section 9.    U.S. Securities Laws
(a)    All Awards and securities which may be acquired pursuant to the exercise of the Awards to be issued pursuant to the Plan will be issued pursuant to the registration requirements of the U.S. Securities Act and applicable state securities laws or an exemption from such registration requirements.
(b)    In addition to the other provisions of the Plan (and notwithstanding any other provision of the Plan to the contrary), the following limitations and requirements will apply to any Award granted to a Participant that receives an Award issued in reliance on Section 25102(o) of the California Corporations Code (each, a “California Participant”).

(i)    The following rules shall apply to any Option in the event of termination of the Participant’s service to the Company or an Affiliate:
(A)    If such termination was for reasons other than death, “Permanent Disability” (as defined below), or cause, the Participant shall have at least 30 days after the date of such termination to exercise his or her Option to the extent the Participant is entitled to exercise on his or her termination date, provided that in no event shall the Option be exercisable after the expiration of the term as set forth in the Award Agreement.
(B)    If such termination was due to death or Permanent Disability, the Participant shall have at least six months after the date of such termination to exercise his or her Option to the extent the Participant is entitled to exercise on his or her termination date, provided that in no event shall the Option be exercisable after the expiration of the term as set forth in the Award Agreement.
“Permanent Disability” for purposes of this Section 9 shall mean the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Company or any Affiliate because of the sickness or injury of the Participant.
(ii)    Notwithstanding anything to the contrary in the Plan, the Committee or the Board shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code.
(iii)    Notwithstanding anything stated herein to the contrary, no Option shall be exercisable on or after the tenth anniversary of the date of grant and any Award Agreement shall terminate on or before the tenth anniversary of the date of grant.
Section 10.    General Provisions
(a)    No Rights to Awards. No Eligible Person, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)    Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.
(c)    Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.
(d)    No Rights of Shareholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.
(e)    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
(f)    No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or the right to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or remove a Director who is a Participant, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee or Director of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee or Director might otherwise have enjoyed but for termination of employment or directorship, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
(g)    Governing Law. The internal law, and not the law of conflicts, of the State of Delaware shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.
(h)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
(i)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
(j)    Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.
(k)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.
(l)    Clawback and Recoupment. All Awards under this Plan shall be subject to forfeiture or other penalties pursuant to any Company clawback policy, as may be adopted or amended from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee.

(m)    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 11.    Effective Date of the Plan
The Plan was adopted by the Board on June 29, 2021.
Section 12.    Term of the Plan
No Award shall be granted under the Plan, and the Plan shall terminate, on the tenth anniversary of the earlier of the date of adoption of the Plan by the Board or date of approval by the Company’s shareholders or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

FIRST AMENDMENT
TO THE ASCEND WELLNESS HOLDINGS, INC.
2021 STOCK INCENTIVE PLAN

Effective upon approval of the stockholders, Ascend Wellness Holdings, Inc., a Delaware corporation (the “Corporation”) hereby amends the 2021 Stock Incentive Plan (the “2021 Plan”), as follows:
1.    Section 4(a) of the 2021 Plan is hereby amended in its entirety to read as follows:
(a)    Shares Available. At the time of grant of any Award, the aggregate number of Shares subject to all Awards then outstanding under the Plan shall not exceed 10% of the total number of issued and outstanding Shares, on a non-diluted basis, as constituted on the grant date of such Award.
2.        Section 4(b) of the 2021 Plan is hereby amended in its entirety to read as follows:
(b)    Limit on Incentive Stock Options. In addition to being subject to the limit described in (a) above, the maximum number of Shares available for grants of Incentive Stock Options under the Plan is also limited to 10% of issued and outstanding Shares as of May 5, 2023. The number of Shares covered by an Incentive Stock Option shall be counted on the date of grant against the aggregate number of Shares available for granting Incentive Stock Options under this Section 4(b). If any Shares covered by Incentive Stock Option are not purchased or are forfeited or are reacquired by the Company, or if an Incentive Stock Option otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under this Section 4(b), to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Incentive Stock Options under this Section 4(b).
* * * * *
The Corporation has caused this First Amendment to be signed on the date indicated below, to be effective as indicated above.

Dated: March 9, 2023		Ascend Wellness Holdings, Inc.
By:
Name:
Title:

Exhibit II to Restricted Stock Unit Agreement
The Employment Agreement

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) dated as of May 15, 2023 is made and entered into by and between Ascend Wellness Holdings, Inc., a Delaware corporation with a principal place of business at 1411 Broadway, 16th Floor, New York, NY 10018 (the “Company”), and John Hartmann, an individual whose principal business address is in care of the Company at 1411 Broadway, 16th Floor, New York, NY 10018 (the “Executive”).
RECITALS
WHEREAS, the parties desire to memorialize the terms of the Executive’s employment as Chief Executive Officer, on the terms and conditions hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:
1.    Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment as Chief Executive Officer of the Company, commencing May 15, 2023 (the “Commencement Date”).
2.    At Will. The Executive is an employee at will and nothing in this Agreement is intended to change that status in any way. As a result, the Executive and/or the Company can terminate the employment relationship at any time. The parties agree, however, that if the Company terminates the employment relationship without Cause or the employee resigns for Good Reason (as each term is defined herein), then the Executive shall be eligible to receive the Severance Benefits as defined in Section 5.
3.    Capacity and Performance.
a.    During the term hereof, the Executive shall serve the Company as Chief Executive Officer, reporting directly to the Executive Chair and/or Chairman of the Board of Directors of the Company (the “Board”).
b.    During the term hereof, the Executive shall be employed by the Company on a full-time and diligent basis and shall perform such duties and responsibilities on behalf of the Company as are customarily performed by a Chief Executive Officer of a company of comparable size and as may be reasonably designated from time to time by the Board.
c.    At or as soon as reasonably possible after the Commencement Date, the Company will appoint the Executive to the Board. For so long as the Executive is employed as the Company’s Chief Executive Officer, the Company will nominate the Executive for re-election to the Board.
d.    During the term hereof, the Executive shall not, directly or indirectly, render any material services of a business, commercial or professional nature to any person or entity other than the Company (or any affiliate thereof), whether for compensation or otherwise, without the prior written consent of the Board, which shall not be unreasonably withheld. For the avoidance of doubt, notwithstanding the foregoing, the Executive may (i) engage in the activities set forth on Exhibit A hereto so long as such activities do not (A) individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) materially change in nature or scope of the Executive’s engagement after the Commencement Date, in which case the Executive shall not be permitted to continue such engagement without the prior written consent of the Board and (ii) engage in educational, charitable and civic activities and manage the Executive’s personal investments and affairs, in each case, so long as such activities (A) do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) are not contrary to the interests of the Company or any of its affiliates or competitive with the Company or any of its affiliates.
4.    Compensation and Benefits. As compensation for all services performed by the Executive under this Agreement and during the term hereof and subject to performance of the Executive’s duties and obligations to the Company pursuant to this Agreement:
a.    Base Salary. The Company shall pay the Executive a base salary at the rate of $950,000 per annum (the “Base Salary”). The Executive’s base salary shall be payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion. The base salary set forth in this Section 4(a), as from time to time increased, is hereafter referred to as the “Base Salary.”
b.    Annual Incentive Plan. During his employment hereunder, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”). The Executive’s annual target bonus opportunity for each such fiscal year shall be equal to up to 100% of Base Salary, based on the achievement of target performance goals established by the Board and/or its designee, and may be modified from time to time by the Board, in its sole discretion. The Annual Bonus for the Executive shall be 85% based on the achievement of EBITDA targets and 15% based on the achievement of cash flow metrics, both to be determined by the Board, in its sole discretion. If the Company and/or the Executive exceed performance goals established by the Board for any fiscal year, then the Executive shall be eligible to earn up to an additional 50% of Base Salary as part of his Annual Bonus for such fiscal year, in the sole discretion of the Board, for total potential Annual Bonus eligibility of up to 150% of Base Salary. If threshold performance goals are not achieved for any fiscal year, then the Executive shall not receive an Annual Bonus for such fiscal year. Except as provided in Section 5 of this Agreement, Executive must be employed at the time of payout and payout may be made via any method of payment determined by the Board to include equity and/or cash.
c.    Equity Incentives Subject to the approval of the Board, on or as soon as reasonably practicable after the Commencement Date, the Executive will be granted 6,000,000 Restricted Stock Units pursuant to and as defined in the Ascend Wellness Holdings, Inc. 2021 Stock Incentive Plan and subject to the terms and conditions of the applicable award agreement, which except as expressly set forth in this Agreement shall be consistent with the terms and conditions of the awards granted to other senior executives of the Company ("Initial RSU Grant”). RSUs (the “Initial RSUs”) subject to the Initial RSU Grant will vest on the schedule set forth in this Section 4(c), or to the extent otherwise provided in either Section 4(d) or Section 5(d). 2,000,000 Initial RSUs will vest solely based on the passage of time and the Executive’s continued employment through the applicable vesting date (the “Time-Vesting Initial RSUs”), with 1,000,000 of such Time-Vesting Initial RSUs vesting on the date that is twelve (12) months from the date of issuance and the remaining 1,000,000 of such Time-Vesting Initial RSUs vesting on the date that is twenty-four (24) months from the date of issuance. Subject to the Executive’s continued employment through the applicable vesting date, the remaining 4,000,000 of the Initial RSUs (the “Performance-Based Initial RSUs”) will vest upon the later to occur of (x) the date that is 24 months from the date of issuance and (y) the achievement of the stock price performance condition (the “Stock Price Condition”) applicable to the following tranches of the Performance-Based Initial RSUs: (i) 1,000,000 Performance-Based Initial RSUs will vest at the end of any 60-day period after the Company’s stock price has reached $2.00 per share provided that it remains at or above $2.00 per share for at least 30 days during this 60 day period; (ii) 1,000,000 Performance-Based Initial RSUs will vest at the end of any 60-day period after the Company’s stock price has reached $3.00 per share provided that it remains at or above $3.00 per share for at least 30 days during this 60 day period ; (iii) 1,000,000 Performance-Based Initial RSUs will vest at the end of any 60-day period after the Company’s stock price has reached $4.00 per share provided that it remains at or above $4.00 per share for at least 30 days during this 60 day period; and (iv) the remaining 1,000,000 Performance-Based Initial RSUs will vest at the end of any 60-day period after the Company’s stock price has reached $5.00 per share provided that it remains at or above $5.00 per share for at least 30 days during this 60 day period, in each case, with such Company’s stock price on any trading day based on the OTCQX closing price on such day. Any such issuance shall be adjusted to reflect stock splits, stock dividends, recapitalizations, mergers, reorganizations, and similar changes affecting the capital stock of the Company. Executive shall, subject to Board discretion from year to year, be entitled to participate in the Company’s Long Term Incentive Program. In addition to the Initial RSU Grant, the Executive is eligible to participate in any calendar year, Executive shall be eligible for an annual equity grant valued at 75% of Base Salary (the “Annual Equity Grant”). The Annual Equity Grant will be issued in the form of restricted stock units at the discretion of the Board or its designee and shall vest 50% annually over a two-year period, provided that Executive achieves certain target performance goals established by the Board. If achieved, the Annual Equity Grant for the year 2023 will be paid to the Executive in March 2024. The value of RSUs granted as part of the Annual Equity Grant will be calculated based on the product of (i) the Executive’s Base Salary on the grant date and (ii) the LTIP percentage noted above. This value will be based upon the 10-day volume weighted average price (“VWAP”) on the OTCQX (with this valuation period beginning 10 days prior to the grant date). All grants described herein shall be subject to the terms and conditions of the Ascend Wellness Holdings, Inc. 2021 Stock Incentive Plan (the “Plan”). Unless otherwise outlined here, in the event of a conflict between the terms of this Agreement and the Plan, the Plan shall govern.

d.    Upon the consummation of a Change of Control Event (as defined below) that occurs within twenty-four (24) months of the Commencement Date, provided Executive is employed with the Company as of the Change of Control Event, and concurrent with the payment of any consideration to any other holders of capital stock of the Company in connection with such change of control, the number of the Performance-Based Initial RSUs minus the number of Time- Vesting Initial RSUs, if any, that have vested on or before the Change in Control Event shall vest (the “Non-Plan Change in Control Vesting”), notwithstanding the terms of any other agreement, the Plan, instrument or document to the contrary (including without limitation any vesting terms, performance criteria or other conditions, and regardless of whether entered into before or after the date of this Agreement). Upon the consummation of a Change of Control Event that occurs after twenty-four (24) months of the Commencement Date, and concurrent with the payment of any consideration to any other holders of capital stock of the Company in connection with such change of control, 100% of all outstanding equity grants to Executive, including any then unvested Initial RSUs, shall vest (the “Plan Change in Control Vesting”), as set forth in the Plan. For purposes of this Agreement, “Change of Control Event” shall mean the consummation, after the Commencement Date, of (i) the sale of all or substantially all of the Company’s assets or at least a majority of voting power of the capital stock of the Company, (ii) any liquidation, dissolution or winding up of the Company, or (iii) the merger or consolidation of the Company with or into another entity, except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity, as applicable; provided, however, that no event described in the foregoing clauses (i), (ii) and (iii) shall constitute a Change of Control Event for purposes of this Agreement unless it satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii).
e.    Vacations. During the term hereof, the Executive shall be entitled to vacation, personal days, sick time and similar paid time off benefits in accordance with the applicable policies of the Company, as in effect from time to time.
f.    Insurance Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be eligible to participate in any medical, dental and disability insurance plans maintained by the Company from time to time (collectively, the “Insurance Benefits”). The Executive’s participation in such Insurance Benefits shall be subject to applicable law, the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding anything herein to the contrary, the Company may amend, modify or terminate any Insurance Benefits at any time in its discretion.
g.    Business Expenses. During the term hereof, the Company shall promptly pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any reasonable maximum annual limit and other restrictions on such expenses set by the Board and otherwise in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement (including such reasonable substantiation and documentation as may be specified by the Company from time to time).
5.    Termination of Employment, Resignation for Good Reason, and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall under the following circumstances:
a.    Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination (to be paid in accordance with the Company’s normal payroll policies or at such earlier time as required by applicable law), (ii) the value of any vacation time earned but not used through the date of termination (to be paid in accordance with the Company’s policies and applicable law), (iii) any Annual Bonus earned under Section 4(b) with respect to the fiscal year immediately preceding the fiscal year in which such termination occurs, but only to the extent unpaid as of the date of termination (with any such earned Annual Bonus to be paid at the same time as if no such termination had occurred), (iv) a pro-rated Annual Bonus for service completed during the then current fiscal year through and including the date of termination, calculated on the same basis as though the Executive remained employed until such Annual Bonus was paid and paid at the same time as annual bonuses are payable generally to the senior officers of the Company; (v) any other benefits payable to the Executive, his estate or his beneficiaries, as the case may be, under the terms of any employee benefit plan, program or arrangement sponsored or maintained by the Company and (vi) any business expenses incurred by the Executive but unreimbursed as of the date of termination, provided that such expenses are reimbursable under Company policy (with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies as in effect from time to time) (all of the foregoing, “Final Compensation”). In addition to Final Compensation, if the Executive’s employment terminates due to his death during the term hereof, the Executive’s dependents will be entitled to (x) the Benefit Continuation on the same basis as would have provided to Executive under clause (iii) of Section 5(d) below had the Executive been terminated by the Company other than for Cause in accordance with such Section 5(d). The Company shall have no further obligation to the Executive or his estate hereunder.
b.    Disability.
i.    The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for any period of ninety (90) consecutive days or more, or one hundred eighty (180) days (whether or not consecutive) during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall pay to the Executive the Final Compensation and shall otherwise comply with the provisions of this Section 5(b). In addition to such Final Compensation, the Executive and his dependents will be entitled to (x) the Benefit Continuation he or they would have been entitled to receive under clause (iii) of Section 5(d) below had the Executive been terminated by the Company other than for Cause in accordance with such Section 5(d). The Company shall have no further obligation to the Executive hereunder.
ii.    In lieu of terminating the Executive’s employment hereunder, the Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and Insurance Benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for long- term disability income benefits under the Company’s disability income plan (or any disability insurance policy of the Company).
iii.    If the Executive becomes eligible to receive disability income payments under the Company’s disability income plan (or any disability insurance policy of the Company), the Executive shall be entitled to receive Base Salary under Section 4(a) hereof less the amount of such disability income payments being made to the Executive, and shall continue to participate in Company benefit plans in accordance with Section 4(e) and as permitted by the terms of such plans, in each case, until the termination of his employment.
iv.    Any determination as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder shall be made by a physician satisfactory to both the Executive (or his duly appointed guardian) and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. If the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.
v.    If the Company temporarily replaces Executive or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to an incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason (as defined below) as a result thereof (for the avoidance of doubt, the Employee shall resume his employment under this Agreement upon his return from any such temporary inability to perform such duties or physical incapacity that does not become a Disability).
c.    By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following shall constitute “Cause” for termination:
i.    Failure or neglect by the Executive to perform the material duties of his employment or to follow the lawful directions of the Board (other than by reason of the Executive’s physical or mental illness or impairment), after written notice of such failure identifying in responsible detail the duties that the Executive has failed to perform has been provided to the Executive;
ii.    The Executive’s committing any act of fraud, embezzlement, misappropriation, or theft;
iii.    The Executive’s material violation of the Company’s written policies that have been disclosed to the Executive;
iv.    The Executive’s behavior or engagement in any acts that may interfere with the ability of the Company or any of its affiliates to maintain a license to harvest, cultivate, process, or sell cannabis or otherwise continue to operate its business;
v.    The Executive’s breach of any non-disclosure, non-disparagement, non- competition, non-solicitation, assignment of inventions agreement or other restrictive covenants set forth herein, other than the Executive’s inadvertent and immaterial breach of any non-competition or non-disclosure obligation that is not otherwise detrimental to the Company or any of its affiliates;
vi.    The Executive’s conviction of a felony (including pleading guilty or nolo contendere to a felony) or commitment of other acts causing a material detriment to the reputation, the business or a business relationship of the Company or any of its affiliates; provided, however, that for the avoidance of doubt, no conviction or plea of nolo contendere of a felony or crime that occurs solely as a result of a violation of U.S. federal law concerning cannabis or the cannabis industry shall be deemed to constitute “Cause”, so long as (A) the acts, omissions, conduct or activity related to cannabis or the cannabis industry giving rise to any such conviction or plea of nolo contendere of a felony or crime could be reasonably believed to be in compliance with applicable state and local laws and (B) such conviction or plea of nolo contendere is not likely to interfere with the ability of the Company or any of its affiliates to maintain a license to harvest, cultivate, process, or sell cannabis or otherwise continue to operate its business;

vii.    The Executive’s engagement in dishonesty, unlawful conduct (other than solely as a result of a violation of U.S. federal law concerning cannabis or the cannabis industry, so long as (A) the acts, omissions, conduct or activity related to cannabis or the cannabis industry giving rise to such illegal conduct could be reasonably believed to be in compliance with applicable state and local laws and (B) such unlawful conduct is not likely to interfere with the ability of the Company or any of its affiliates to maintain a license to harvest, cultivate, process, or sell cannabis or otherwise continue to operate its business), or misconduct, which in each case is injurious (monetarily or otherwise) to the Company or its affiliates; or
viii.    The Executive’s material breach of the terms of this Agreement.
Upon the termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation hereunder to the Executive, other than for Final Compensation.
d.    By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause (and other than in connection with the Executive’s death or disability) at any time upon written notice to the Executive. In the event of such termination, then (i) the Company shall pay to the Executive the Final Compensation, (ii) the Company shall pay the Executive an amount equal to the sum of Base Salary (the “Termination Compensation”), payable in substantially equal installments in accordance with the Company’s normal payroll practices as in effect from time to time, over the twelve (12) month period immediately following the termination date (with the first payment to be made on the first payroll date following the effective date of the Employee Release (as defined below) and to include a catch-up to cover any payment that would have been made prior to such date had the Employee Release been effective on the termination date); provided that, if the period from the termination date through the last day that the payments could begin spans two calendar years, such payments shall commence in the second calendar year; provided, further, that, if (and only if) such termination date occurs within eighteen (18) months after a Change of Control Event, then the Termination Compensation shall be payable to the Executive in a lump sum payment on the first payroll date following the effective date of the Employee Release (rather than in installments, as provided above in this clause (i)); (ii) subject to any employee contribution applicable to the Executive as of immediately prior to the date of termination, the Company shall continue to pay the cost of the Executive’s participation in the Company’s medical and dental insurance plans for a period of twelve (12) months, provided that if the Executive’s continued participation in such plans would result in a violation of any non-discrimination rules or result in any fines, penalties or excise taxes to the Company or any of its affiliates or if the Executive is otherwise not eligible to continue participation in such plans under applicable law or plan terms, then, to the extent possible without resulting in such violation, fines, penalties or excise taxes, the Company shall instead make monthly cash payments to the Executive in an amount equal to the employer portion of the monthly insurance premiums that would have been applicable had the Executive been eligible to continue such participation (the benefit described in this clause (iii), collectively, the “Benefit Continuation”), and (iii) notwithstanding Section 4(b), the terms of any other agreement, instrument or document to the contrary (including without limitation any vesting terms, performance criteria or other conditions, and regardless of whether entered into before or after the date of this Agreement), if such termination contemplated herein occurs within twenty-four (24) months of the Commencement Date, all of the Time-Vested Initial RSUs that have not previously vested and all Performance Vesting Initial RSUs as to which the applicable Stock Price Condition has been satisfied at the date of termination shall vest in full upon the date of such termination of employment. If such termination occurs after twenty-four (24) months, Executive shall only receive the severance benefits covered in items (i)-(ii) (items (i) – (iii) collectively shall be defined as the “Severance Benefits”)).
e.    Resignation for Good Reason. Executive may terminate this Agreement at any time for Good Reason, provided that the Company shall have thirty (30) days from such notice of termination in which to cure (if curable) any act or omission constituting Good Reason pursuant to subsections (i) to (v) below prior to the effective termination date. If the Company fails to cure the act or omission constituting Good Reason, or such act or omission is incurable, Executive shall be entitled to the Severance Benefits. For purposes of this Agreement, “Good Reason” means: (i) any material reduction in the Executive’s Base Salary other than in connection with a general reduction in base salaries that affects all similarly situated executives in substantially the same proportions; (ii) any material reduction in the Executive’s target Annual Bonus (other than solely as a result of a reduction in Base Salary that does not result in the Executive having Good Reason under subclause (i)); (iii) any material diminution in the Executive’s responsibilities or authority within the Company; (iv); any failure by the Company to comply with any material provision of this Agreement that remains uncured after 30 days following written notice thereof from the Executive; (v) any requirement that the Executive relocate the principal place of his work for the Company such that his existing commute is increased by more than 50 miles.
f.    Any obligation of the Company to make the payments and provide the benefits to the Executive under Section 5 (other than Final Compensation) is conditioned, however, upon the Executive (or his estate or legal representative, as applicable) signing a general release of claims and covenant not to sue (the “Employee Release”) within twenty-one days (or such greater period as the Company may specify) (the “Release Period”) following the date of termination of employment and upon the Executive (or his estate or legal representative, as applicable) not revoking the Employee Release during the 7-day revocation period following the execution of the Employee Release (the “Revocation Period”). Notwithstanding the foregoing, if payment of Termination Compensation and the Benefit Continuation could commence in more than one taxable year based on when the Employee Release could become effective, then to the extent required by Section 409A of the Code, any such payments that would have been made during the calendar year in which the Executive’s employment terminates shall instead be withheld and paid on the first payroll date in the calendar year immediately after the calendar year in which the Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred.
6.    Effect of Termination. The provisions of this Section 6 shall apply to a termination of the Executive’s employment with the Company hereunder, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.
a.    Payment by the Company of any applicable Final Compensation, Termination Compensation, Benefit Continuation, and/or any other amounts or benefits that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive, and the Executive shall not be entitled to additional payments or benefits under any other severance agreement or executive severance plan of the Company. Upon request of the Company, the Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.
b.    Except for any amounts included in Final Compensation or the Benefit Continuation pursuant to Section 5, all benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of any applicable Termination Compensation or other payment to the Executive following such date of termination.
c.    Provisions of this Agreement shall survive any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Restrictive Covenants (as defined below). The obligation of the Company to make payments and provide benefits to or on behalf of the Executive under 5(b), 5(d), 5(e) or 5(f) hereof (other than the Final Compensation) is expressly conditioned upon the Executive’s continued compliance with the Restrictive Covenants; provided that (i) the Company may not discontinue any such payments and benefits (or require repayment of any such payments or benefits already provided to the Executive) unless the Company has provided written notice to the Executive setting forth in reasonable detail the nature of such non-compliance and, if the nature of such non-compliance is such that it is capable of being remedied by the Executive without any damage to the Company, as determined by the Board, the Executive shall have failed to remedy such non-compliance within ten (10) days following receipt of such notice (it being understood that if the nature of such non- compliance is such that it is not capable of being remedied by the Executive without any damage to the Company, as determined by the Board, the Company may discontinue such payments and benefits at such time as it provides such written notice to the Executive) and (ii) to the extent curable, the Company may suspend or discontinue such payments or benefits thereafter only during such period as such non-compliance continues. The Executive recognizes that, except as expressly provided in Section 5, no compensation is earned after termination of employment.

7.    Restrictive Covenants. As an inducement and as essential consideration for the Company to enter into this Agreement, and in exchange for other good and valuable consideration, the Executive hereby agrees to the restrictive covenants contained in this Section 7 (the “Restrictive Covenants”). The Company and the Executive agree that the Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its affiliates, to maintain the confidential and trade secret information of the Company and its affiliates, and to protect other legitimate business interests of the Company and its affiliates in light of their niche businesses and the executive position held by the Executive. The Company and the Executive further agree that the Company would not have entered into this Agreement without the Executive’s agreement to the Restrictive Covenants. For purposes of the Restrictive Covenants, each reference to “Company” and “affiliate” shall also refer to the predecessors and successors of the Company and any of its affiliates (as the case may be).
a.    Customer Non-Solicitation. During the period commencing on the Commencement Date and ending on the date that is twelve (12) months after the Termination Date, regardless of the reason for the Executive’s termination of employment and regardless of who initiates such termination, the Executive shall not (except on the Company’s behalf during the term hereof), for purposes of providing products or services that are competitive with those provided by the Company or any of its affiliates, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, contact, solicit, divert, induce, call on, take away, or do business with (or attempt to do any of the foregoing) any customer or client of the Company or any of its affiliates (or any person or entity who, during the twelve (12) months prior to the Termination Date, was engaged in mutual contact, discussion or correspondence with the Company in respect of becoming a customer or client of the Company or any of its affiliates) with whom the Executive had contact within the twelve (12) months immediately prior to the Termination Date.
b.    Service Provider Non-Solicitation. During the period commencing on the Commencement Date and ending on the date that is twelve (12) months after the Termination Date, regardless of the reason for the Executive’s termination of employment and regardless of who initiates such termination, the Executive shall not (except on the Company’s behalf during the term hereof), directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, solicit for employment or engagement, employ or engage, or interfere with the employment or engagement of (or attempt to do any of the foregoing) any individual who (A) is employed by, or an independent contractor of, the Company or any of its affiliates at the time of such solicitation, interference or attempt thereof or (B) was employed by, or an independent contractor of, the Company or any of its affiliates within twelve (12) months prior to such solicitation, employment, engagement, interference or attempt thereof.
c.    Non-Competition. During the period commencing on the Commencement Date and ending on the date that is six (6) months after the Termination Date, regardless of the reason for the Executive’s termination of employment and regardless of who initiates such termination (such period, the “Non-Competition Period”), the Executive shall not, anywhere in the United States or in any other country or jurisdiction in which the Company or any of its affiliates conducts or conducted business during the Non-Competition Period, either directly or indirectly, as a proprietor, partner, stockholder, director, executive, employee, consultant, joint venturer, member, investor, lender or otherwise, engage or assist others to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or become employed or engaged by any person or entity that (i) is engaged in the business of the cultivation, manufacture and/or sale of cannabis or (ii) is, or has taken steps to become, competitive with the current business, activities, products or services of the type conducted, authorized, offered, or provided by the Company or any of its affiliates, or with respect to prospective business, activities, products or services which the Company or any of its affiliates (with the Executive’s knowledge or involvement) has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Company or any of its affiliates during the twelve (12) month period immediately prior to the Termination Date, in each case except as otherwise approved by the Board (the “Competitive Business”). Notwithstanding the immediately preceding sentence, the Executive shall not be deemed to be engaged in a Competitive Business solely by reason of (i) less than a 1% equity ownership interest in the stock of any publicly traded company or (ii) a passive ownership interest in any registered investment company.
d.    Non-Disparagement. During the term hereof and at all times thereafter, (I) the Executive shall not, directly or through any other person or entity, make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign (i) the Company or any of its affiliates, (ii) any of the businesses, activities, operations, affairs, reputations or prospects of the Company or any of its affiliates, or (iii) any of the officers, employees, directors, managers, partners (general and limited), agents, members or shareholders of any of the persons or entities described in any of clauses (i) or (ii) and (II) none of the members of the Board shall, and the Company shall not instruct any of its employees or employees of any of its affiliates to, directly or through any other person or entity, make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Executive. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a person or entity if such statement could be reasonably construed to adversely affect the opinion any other person or entity may have or form of such first person or entity. No obligation under this Section 7(d) shall be violated by truthful statements (x) made to any governmental authority, (y) which are in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (z) made in performance reviews.
e.    Confidentiality; Return of Property. During the term hereof and at all times thereafter, the Executive shall not, without the prior express written consent of the Company, directly or indirectly, use on the Executive’s behalf or on behalf of any other person or entity, or divulge, disclose or make available or accessible to any person or entity, any Confidential Information (as defined below), other than when required to do so in good faith to perform the Executive’s duties and responsibilities hereunder while employed by the Company, or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power. Nothing in this Section 7(e) or in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, in accordance with the Defend Trade Secrets Act of 2016, (I) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, the Executive will provide the Board with prompt written notice so that the Company may seek (with the Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the Executive will furnish only that portion of the Confidential Information which is legally required (as may be advised by Executive’s legal counsel), and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Executive’s duties under this Agreement while employed by the Company). The Executive shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its affiliates in whatever form, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time. To the extent the Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Executive or under the Executive’s control, the Executive agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies. For purposes of this Agreement, “Confidential Information” shall mean all information of a sensitive, confidential or proprietary nature respecting the business and activities of the Company or any of its affiliates, including, without limitation, the terms and provisions of this Agreement (except for the terms and provisions of Section 7), and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions (as defined below), know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any of its affiliates. Confidential Information also includes all information received by the Company or any of its affiliates under an obligation of confidentiality to a third party of which the Executive has knowledge. Notwithstanding the foregoing, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Executive or any other person or entity subject to a confidentiality obligation.
f.    Ownership of Inventions. The Executive acknowledges and agrees that all Company Inventions (as defined below) (including all intellectual property rights arising therein or thereto, all rights of priority relating to patents, and all claims for past, present and future infringement, misappropriation relating thereto), and all Confidential Information, hereby are and shall be the sole and exclusive property of the Company (collectively, the “Company IP”). For consideration acknowledged and received, the Executive hereby irrevocably assigns, conveys and sets over to the Company all of the Executive’s right, title and interest in and to all Company IP. The Executive acknowledges and agrees that the compensation received by the Executive for employment or services provided to the Company is adequate consideration for the foregoing assignment. The Executive further agrees to disclose in writing to the Board any Company Inventions promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention. The Executive agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention. The Executive further agrees, whether or not the Executive is then an employee or other service provider of the Company or any of its affiliates, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company IP hereunder, and the enforcement of the Company’s rights in any Company IP, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company IP covered by this Agreement, without further compensation, but all reasonable out-of- pocket expenses incurred by the Executive in satisfying the requirements of this Section 7(f) shall be paid by the Company or its designee. The Executive shall not, on or after the Commencement Date, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company IP, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention. For purposes of this Agreement, “Company Invention” shall mean any Invention that is made, conceived, invented, authored, or first actually reduced to practice, by the Executive (alone or jointly with others) (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with the Company or any of its affiliates (whether before, on, or after the Commencement Date, but not before the commencement of Executive’s employment with the Company or its predecessor), (ii) at the direction or request of the Company or any of its affiliates (whether before, on, or after the Commencement Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of the Company or any of its affiliates, whether or not during the Executive’s work hours (and whether before, on, or after the Commencement Date, but not before the commencement of Executive’s employment with the Company or its predecessor). For purposes of this Agreement, “Invention” shall mean any invention, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software, work of authorship or other Works (as defined below), trade secret, innovation, trademark, data, database, or the like, whether or not patentable, together with all intellectual property rights therein.
g.    Works for Hire. The Executive also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Executive, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with the Company or any of its affiliates (whether before, on, or after the Commencement Date), (ii) at the direction or request of the Company or any of its affiliates (whether before, on, or after the Commencement Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of the Company or any of its affiliates, whether or not during the Executive’s work hours (and whether before, on, or after the Effective Date) (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party. To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Executive hereby waives any “moral rights” in such Works and the Executive hereby irrevocably assigns, transfers, conveys and sets over to the Company or its designee, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

h.    Cooperation. During and after the term hereof, the Executive agrees to cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third-party concerning issues about which the Executive has knowledge or that may relate to the Executive or the Executive’s employment or service with the Company or any of its affiliates (or the termination thereof). The Executive’s obligation to cooperate hereunder includes, without limitation, being available to the Company and its affiliates upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company’s or any of its affiliates’ reasonable request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company and its affiliates pertinent information, and turning over to the Company and its affiliates all relevant documents which are or may come into the Executive’s possession. The Company shall promptly reimburse the Executive for the reasonable pre-approved out-of-pocket expenses incurred by the Executive in connection with such cooperation. For the avoidance of doubt, the immediately preceding sentence shall not require the Company to reimburse the Executive for any attorneys’ fees or related costs the Executive may incur absent advance written approval by the Company, which shall not be unreasonably withheld.
i.    Notification Requirement. Until the expiration of the period or periods for Restrictive Covenants (as applicable), the Executive shall, upon a reasonable request by the Company, give notice to the Company of any new business activity in which he is engaged. Such notice shall state the name and address of the individual, corporation, limited liability company, association, partnership, estate, trust and other entity or organization, other than the Company or any of its affiliates (any such individual or entity being hereinafter referred to as a “Person”) for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with the Restrictive Covenants.
j.    Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the Restrictive Covenants. The Executive agrees that the Restrictive Covenants are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the Restrictive Covenants is reasonable in respect to subject matter, length of time and geographic area, and otherwise. The Executive agrees that the Company and its affiliates, in addition to any other legal or equitable remedies available to them, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of the Restrictive Covenants, without having to post bond, and to seek specific performance of each of the terms thereof. The Restrictive Covenants are intended for the benefit of the Company and each of its affiliates. Each affiliate of the Company is an intended third-party beneficiary of the Restrictive Covenants, and each affiliate of the Company, as well as any successor or assign of the Company or such affiliate, may enforce the Restrictive Covenants. The parties further agree that, in the event that any provision of the Restrictive Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities or otherwise, such provision shall be deemed to be modified by the court to permit its enforcement to the maximum extent permitted by law.
k.    Notification of New Employer. In the event that the Executive is employed or otherwise engaged by any other person or entity following the Termination Date, the Executive agrees to notify, and consents to the notification by Company and its affiliates of, such person or entity of the Restrictive Covenants.
8.    Excise Tax.
a.    Notwithstanding anything to the contrary contained in this Agreement or otherwise, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax). For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. To effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case, starting with the payments to be made farthest in time from the Determination (as defined below).
b.    The determination of whether the Total Payments shall be reduced as provided in Section 8(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the 10 largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided, that Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative firm among the 10 largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party. Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive, within 10 business days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive. If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive. If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 8(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense. If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by Executive and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.
c.    If, notwithstanding any reduction described in this Section 8, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within 30 calendar days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount”. The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after- tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Total Payments) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 8, Executive shall pay the Excise Tax.
d.    Notwithstanding any other provision of this Section 8, if (i) there is a reduction in the Total Payments as described in this Section 8, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 8 as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.

e.    If, following a reduction of the Total Payments pursuant to Section 8(a), the Determining Party or a court of competent jurisdiction determines that the Total Payments were reduced to a greater extent than required under Section 8, then the Company shall as soon as administratively possible (but not later than by March 15 following the calendar year of such determination) pay the amount of such excess reduction to or for the benefit of Executive, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code), from the date the amount would have otherwise been paid to Executive until the payment date.
f.    To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Determining Party shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A- 44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
9.    Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder, any and all of which are superseded by this Agreement. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
10.    Indemnification. The Company shall indemnify the Executive to the maximum extent permitted by the General Corporation Law of the State of Delaware. At the request of the Executive, and subject to the approval of the Board, the Company shall enter into an indemnification agreement with the Executive on terms at least as favorable in each respect to the Executive as the terms of any other indemnification agreement between the Company and any other director or officer of the Company. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment or other service with the Company or any of its affiliates (or the termination thereof).
11.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
12.    Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any person or entity, transfer a substantial majority of its properties or assets to any person or entity, or engage in a similar transaction with any person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.
13.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.    Amendment and Waiver. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
15.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed:
a.    if to the Executive, at his last known address on the books of the Company, with a copy to ; and
b.    if to the Company, at its principal place of business, attention, Secretary, with a copy to legal@awholdings.com; or
c.    to such other address as either party may specify by notice to the other actually received.
16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment and the subject matter hereof.
17.    Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
18.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

19.    Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the United States District Court for the Southern District of New York with respect to any controversy, dispute, or claim arising out of or relating to this Agreement or the Executive’s employment or service with the Company or any of its affiliates (or the termination thereof), or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in New York, New York and, in each case, the applicable courts of appeals of such court. Both the Executive and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. The Executive further consents to service of process in the State of New York. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS AFFILIATES (OR THE TERMINATION THEREOF), OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).
20.    Code Section 409A Compliance. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short- term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service and (ii) shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death). If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to the Executive or to any other person or entity if this Agreement is, or if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are, not so exempt or compliant. Each payment payable hereunder shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.
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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE	ASCEND WELLNESS HOLDINGS, INC.

By:	By:
Name:	Name:
Title:
Date:

Exhibit A
Non-employee director for Boyd Group Services (d/b/a Gerber Collison & Glass)
Non-employee director for HD Supply (wholly owned subsidiary of The Home Depot)
Member of Board of Managers True Value Company, LLC